The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G DECLARES QUARTERLY DIVIDEND
P&G Shareholders Also Elect All 14 P&G Director Nominees at 2024 Annual Meeting

CINCINNATI, October 8, 2024 - The Board of Directors of the Procter & Gamble Company (NYSE:PG) declared a quarterly dividend of $1.0065 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after November 15, 2024 to Common Stock shareholders of record at the close of business on October 18, 2024, and to Series A and Series B ESOP Convertible Class A Preferred Stock shareholders of record at the start of business on October 18, 2024.

P&G has been paying a dividend for 134 consecutive years since its incorporation in 1890 and has increased its dividend for 68 consecutive years. This reinforces our commitment to return cash to shareowners, many of whom rely on the steady, reliable income earned with their investment in P&G.

Also at today’s Annual Meeting of Shareholders, P&G shareholders elected all 14 P&G Director nominees, with each receiving strong support according to preliminary voting results.

The results of the vote announced today are considered preliminary until final results are tabulated and certified by the independent Inspector of Elections. Final results will be reported on a Form 8-K filed with the U.S. Securities and Exchange Commission.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.

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P&G Media Contacts:
Wendy Kennedy, +1-513-780-7212
Jennifer Corso, +1-513-983-2570

P&G Investor Relations Contact:
John Chevalier, +1-513-983-9974

Category: PG-IR